Exhibit 10.3

Cuentas Closes on 21+ Acre Parcel Near Tampa Florida,
Moving Forward in With Its “Arden by Cuentas Casa” Development,

A 360 Unit Complex Combining Innovative, Sustainable Building Technologies With Modern, Technology Driven Resident Benefits,
Creating New, More Affordable Living Opportunities for the Underserved.

Cuentas Is Expanding Its 10 Year Partnership With Renco USA, Utilizing Its Patented, High Efficiency, Rapid Construction, Sustainable Housing Technology, Combining with Arden Development’s Powerful “Resident-Tech” Platform to Help People Live Safer, Better and More Productive Lives.

MIAMI BEACH, FL / May 3, 2023 / PRNewswire / – Cuentas, Inc. (Nasdaq: CUEN & CUENW) ("Cuentas"), the Company that is creating an alternative financial ecosystem for a hard working population who do not have access to traditional financial alternatives, today announced that it has closed on the purchase of a 21.8 acre, $5.1M parcel of land and is moving forward with its plan to add to its growing affordable real estate portfolio. The Company also confirmed that it is signing an operating agreement to develop a 360 apartment complex, “Arden by Cuentas Casa” on the site, which is strategically located in Brooksville Florida, a suburb of Tampa and a short drive from Clearwater beaches.

Arden by Cuentas Casa will be managed by Brooksville Development Partners, LLC, which will utilize its “Resident-Tech” platform to help people live safer, better and more productive lives. The Development will also be utilizing the same patented, leading edge construction technology from Renco USA that was used on the Lakewood Village project, which was Cuentas’ first sustainable real estate investment. The Renco system is proving to be less expensive, faster, “greener” and stronger than traditional construction techniques, with little to no history of deterioration. Cuentas believes that it is important to offer a broad range of services to the underserved, and the Company has taken a novel and innovative approach by investing in the core areas of financial services, communications, and real estate, in order to serve what management feels as a massive demand from a large and rapidly growing segment of the population that has been left out of the financial system.

“We believe that a platform for the underserved must be encompassing, including not only personal financial solutions but also, realistic and affordable living opportunities as well as green solutions that will help the environment and our future.” said Michael De Prado, Co-Founder and President of Cuentas Inc. “We have taken a broad approach, building a growing portfolio of assets for this exploding but overlooked market.”

“The current banking system has left millions able consumers in the US and around the world behind, and the turmoil in the system is adding even more stress and concern”’ said Cuentas Co-Founder and CEO, Arik Maimon. “With initiatives like Cuentas Casa, we are taking another step at moving beyond the bank, supporting good-willed people to create better lives for themselves and their families.”

Management is underscoring its commitment to growing its alternative housing portfolio with this latest announcement. Cuentas provided the $2 million equity portion of the $5.1 purchase property purchase price, and will be not only a significant owner of the development, but will also partner with Arden to provide additional services to residents and their families. When completed, the property will have over 346,000 square feet of rentable space. The Company’s first project at Lakewood is on track towards completion and expects to be sold out. Cuentas plans to have multiple projects under development by 2024 and expects to announce additional features of its Cuentas financial tools portfolio to help renters and home owners.

Cuentas’ beyond-the-bank approach began with financial tools and management is now expanding into telecommunications and real estate. “There is so much need, and at the same time, so much opportunity” concluded Maimon. “We are focusing on identifying these opportunities and bringing the right players to the table to find meaningful solutions.”

About Cuentas

Cuentas, Inc. (Nasdaq: CUEN & CUENW) is creating an alternative financial ecosystem for the growing global population who do not have access to traditional financial alternatives.The Company’s proprietary technologies help to integrate FinTech (Financial Technology), e-finance and e-commerce services into solutions that deliver next generation digital financial services to the unbanked, under-banked and underserved populations nationally in the USA. The Cuentas Platform integrates mobile and financial services to help entire communities enter the modern financial marketplace. Cuentas has launched its General Purpose Reloadable (GPR) Card, which includes a digital wallet, discounts for purchases at major physical and online retailers, rewards, and the ability to purchase digital content. In Q1 of 2023 Cuentas launched Cuentas Casa, an alternative housing development initiative that secured a 10 year supply agreement for a patented, sustainable building system that will provide the bridge between its technology solutions and the affordable housing market. Cuentas has made investments to date in affordable housing projects for over 450 apartments. LINK: https://cuentas.com

Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in section 27a of the United States Securities Act of 1933, as amended, and section 21e of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Except for the historical information presented herein, matters discussed in this news release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as "believe," "plan," or "expect" or similar statements are forward-looking statements.

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Cuentas, Inc.

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SOURCE: Cuentas, Inc.